Exhibit 21.1

Subsidiaries of Navigant Consulting, Inc. (as of December 31, 2017)

Name (doing business as)	Jurisdiction of Incorporation
Ecofys Germany GmbH	Germany
Ecofys Investments B.V.	Netherlands
Ecofys Netherlands B.V.	Netherlands
Ecofys UK Limited	United Kingdom
Ecofys WTTS B.V.	Netherlands
PACE Claims Services LLC	Delaware
Peterson Consulting L.L.C.	Illinois
Peterson Risk Consulting, LLC	Delaware
McKinnis Consulting Services, LLC	Illinois
Navigant BPM (India) Private Limited	India
Navigant Capital Advisors, LLC	Delaware
Navigant Consulting (APAC) Pte. Ltd.	Singapore
Navigant Consulting Asia Limited	Hong Kong
Navigant Consulting (Europe) Limited	United Kingdom
Navigant Consulting Ltd.	Ontario, Canada
Navigant Consulting (PI-NY), Inc.	Delaware
Navigant Consulting (PI) LLC	Delaware
Navigant Economics, LLC	Delaware
Navigant Energy Services, LLC	Illinois
Navigant Holdings US, LLC	Delaware
Navigant Cymetrix Corporation	Delaware
Navigant Germany GmbH	Germany

Pursuant to Rule 601(b)(21)(ii) of Regulation S-K, certain subsidiaries have been omitted from this Exhibit.